Exhibit 99.1
AMERICAN SHARED HOSPITAL SERVICES REPORTS
13% INCREASE IN OPERATING INCOME AND 19% INCREASE IN PRE-TAX INCOME
ON 13% INCREASE IN RADIOSURGERY REVENUE TO A NEW RECORD
Net Income Increased 10% to $0.09 Per Share Despite Higher Tax Rate
San Francisco, CA, May 4, 2006 — AMERICAN SHARED HOSPITAL SERVICES (AMEX,PCX:AMS), the leading provider of Gamma Knife® radiosurgery services, today announced solid increases in revenue and income for the first quarter of 2006 compared to the same quarter of 2005.
“Driven by the three new Gamma Knife units we placed during 2005 and strong volume at several of our other centers, revenue increased 13% to a new first quarter record for radiosurgery services and exceeded the $5 million benchmark for the first time in our history. This growth, combined with our continued effective management of costs, contributed to the 21st consecutive quarterly increase in operating income, a key metric of our performance, and to an increase in net income despite a higher effective tax rate,” said Ernest A. Bates, M.D., Chairman and Chief Executive Officer.
“We expect new contracts for our radiation therapy equipment offerings, as well as our proprietary Operating Room for the 21st Century concept, to support further revenue and earnings gains over the next few years. Longer term, our recently announced equity investment in Still River Systems positions us to complement these sources of growth with what we believe will be the next major advance in radiation oncology — proton beam radiation therapy (PBRT). We also acquired an option to purchase two Clinatron-250™ PBRT systems from Still River Systems for anticipated delivery in 2008. With our strong positions in current and next generation technology, we are confident that AMS has the right strategy for sustained success,” Dr. Bates added.
First Quarter Results
For the three months ended March 31, 2006, revenue increased 13% to $5,045,000 compared to revenue of $4,449,000 for last year’s first quarter. Operating income increased 13% to $946,000 from $836,000 a year earlier, and pre-tax income increased 19% compared to the first quarter of 2005.
Net income for first quarter of 2006 increased 10% to $436,000, or $0.09 per diluted share. This compares to net income for first quarter 2005 of $395,000, or $0.08 per diluted share. The effective tax rate for this year’s first quarter increased to 39% from 35% for the first quarter of 2005.
At March 31, 2006, AMS reported working capital of $4,778,000, cash, cash equivalents and short-term securities of $7,829,000, and long-term securities of $601,000. At December 31, 2005, working capital was $2,423,000, cash, cash equivalents and short-term securities were $5,835,000, and long-term securities were $2,797,000. Shareholders’ equity increased to $18,526,000 compared to $18,320,000 at December 31, 2005.
Earnings Conference Call
American Shared has scheduled a conference call at 4:00 pm EDT (1:00 pm PDT) today. To participate in the live call, dial 800-661-2653 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company’s website, www.ashs.com, or through CCBN, www.streetevents.com. A replay will be available for 30 days at these same internet addresses, or by calling 888-843-8996, pass code 14572676.
About AMS
American Shared Hospital Services is building a profitable medical services company in an underserved niche — turnkey technology solutions for advanced radiosurgical procedures. The Company’s core business is supplying hospitals with the Gamma Knife — a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Gamma Knife, the gold standard in radiosurgery, reduces surgical risk and patient discomfort, resulting in a shorter hospital stay and lower risk of complications. In most cases, Gamma Knife patients resume their normal activities within a few days of treatment, compared to weeks or months for patients who undergo conventional surgery. More than 300,000 patients worldwide have already received this treatment. American Shared Hospital Services is the world leader in providing Gamma Knife radiosurgery services.
Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife business, the risks of developing the Company’s IMRT and The Operating Room for the 21st Century® programs, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and the definitive Proxy Statement for the Annual Meeting of Shareholders to be held on June 28, 2006.

Contacts:	American Shared Hospital Services Ernest A. Bates, M.D., (415) 788-5300 Chairman and Chief Executive Officer e.bates@ashs.com
Berkman Associates Neil Berkman, (310) 826-5051 President info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES
Selected Financial Data
(unaudited)
Summary of Operations Data

	3 months ended March 31
	2006	2005
Revenue	$5,045,000	$4,449,000
Costs of revenue	2,622,000	2,157,000

Gross margin	2,423,000	2,292,000
Selling & administrative expense	914,000	921,000
Interest expense	563,000	535,000

Operating income	946,000	836,000

Interest & other income	90,000	43,000
Minority interest expense	($316,000)	($274,000)

Income before income taxes	720,000	605,000
Income tax expense	284,000	210,000

Net income	$436,000	$395,000

Earnings per common share:
Basic	$0.09	$0.08

Assuming dilution	$0.09	$0.08

Balance Sheet Data
	3/31/2006	12/31/2005

Cash and cash equivalents	$1,166,000	$1,298,000
Securities-current maturities	$6,663,000	$4,537,000
Current assets	$12,988,000	$10,709,000
Securities-long term	$601,000	$2,797,000
Total assets	$49,080,000	$48,668,000

Current liabilities	$8,210,000	$8,286,000
Shareholders’ equity	$18,526,000	$18,320,000